EXHIBIT 24

POWER OF ATTORNEY

The undersigned directors and officers of WeConnect Tech International, Inc., a Nevada corporation (the “Company”), hereby constitute and appoint Shiong Han Wee with full power to act, as the undersigned’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead in the undersigned’s capacity as an officer and/or director of the Company, to execute in the name and on behalf of the undersigned an annual report of the Company on Form 10-K for the fiscal year ended July 31, 2018 (the “Report”), under the Securities Exchange Act of 1934, as amended, and to file such Report, with exhibits thereto and other documents in connection therewith and any and all amendments thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done and to take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required of, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

IN WITNESS WHEREOF, we have hereunto set our hands this 24th day of October, 2019.

Signature	Title

/s/ Shiong Han Wee	Chief Executive Officer and Director
Shiong Han Wee	(Principal Executive Officer)

/s/ Chow Wing Loke* Chow Wing Loke	Chief Financial Officer (Principal Financial Officer)

/s/ Kwueh Lin Wong* Kwueh Lin Wong	Secretary and Director

/s/ Pui Hold Ho* Pui Hold Ho	Director

/s/ Mun Wai Wong* Mun Wai Wong	Director